Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NRDC Acquisition Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 25, 2007, except for the first paragraph of Note 3, the second and third paragraphs of Note 5, Note 6 and the first paragraph of Note 8, as to which the date is September 4, 2007 and the third and fourth paragraphs of Note 1, the third paragraph of Note 3 and the second paragraph of Note 8, as to which the date is September 27, 2007, on the financial statements of NRDC Acquisition Corp. as of July 13, 2007 and for the period from July 10, 2007 (inception) to July 13, 2007, which appears in such Prospectus, which is part of the Registration Statement on Form S-1, File No. 333-144871. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 17, 2007